SALES INVOICE WHS98106

Sales Invoice: WHS98106

30000 31831

Date of Order: 12/07/22

Shipper/Exporter:RSE Archive LLC

Whisky HammerWhisky Hammer Udny

UdnyEllon Ellon, AberdeenshireUnited States

AB41 7PRAB41 7PR

SCOTLAND, U.K.Phone: 6468534260

Company #: SC512144

VAT#: 222117067

EORI #: GB222117067000

Terms of Trade: DAP

Type of Export: Permanent

Reason for Export: Sale

Country of destination: United States Currency: £ British Pound

Buyers

Commission (incl.

Lot # VAT Status Item Size ABV(%) Country of Origin Order reference Hammer Price VAT on Hammer PriceVAT) Insurance (incl.VAT) Total Value

118198APappy Van Winkle - 10, 12, 13, 15, 20 and 23 Year Old (6x75cl)75clUSAWH9810687000104409744  Subtotal9744

Delivery0  Payment surcharges0

Total9744

VAT Status

"V" represents VAT Applicable Lots. VAT is charged on the Hammer Price and all fees.

"A" represents lots sold under the Auctioneers Margin Scheme for VAT or Standard Margin Scheme. VAT is not charged on the Hammer Price. VAT is only applied to commission, shipping charges and payment surchages (where applicable). The VAT charged cannot be reclaimed by the recipient of this invoice.

Commodity code

The goods on this invoice are within commodity code 220830.

Country of Origin

The exporter of the products covered by this document (GB EORI number GB222117067000) declares that, except where otherwise clearly indicated, these products are of UK preferential origin.